Exhibit 99

For Immediate Release

Media Contact: Lisa Hawks
Director of Public Relations
(952) 947-2450 or lisa.hawks@bestbuy.com
Investor Contact: Shannon Burns, CFA
Senior Investor Relations Manager
(952) 996-4489 or shannon.burns@bestbuy.com

Best Buy Lowers Outlook
for Second Quarter Based on Sales

MINNEAPOLIS, Aug. 8, 2002 — Best Buy Co., Inc. (NYSE: BBY) today lowered its earnings outlook for its fiscal second quarter, ending Aug. 31, 2002, to a range of 17 to 21 cents per diluted share, compared with the Company’s prior guidance of 30 to 32 cents per diluted share. The First Call second-quarter consensus estimate as of Aug. 7, 2002, was 32 cents per diluted share. The Company’s earnings in the second quarter of fiscal 2002 were 26 cents per diluted share. The Company also said that it expects its comparable store sales comparison for the second quarter to be modestly positive, versus prior guidance of a 4- to 5-percent gain.

In revising its outlook, the Company cited declines in consumer confidence resulting in flat comparable store sales in the past four weeks, which reflected general softening across most product categories.

“Our June results were in line with our expectations, but comparable store sales softened significantly in July, finishing the month essentially flat,” said Brad Anderson, vice chairman and CEO of Best Buy Co., Inc. “In light of the environment, we are closely monitoring sales and inventories, and identifying ways to pare expenses in the second half.”

The Company’s second-quarter sales release is scheduled for Thursday, Sept. 5, prior to the market open. Consistent with prior practices, the Company expects to update its EPS guidance for the second quarter along with the second-quarter sales release. The quarter’s earnings release and conference call is scheduled for Tuesday, Sept. 17.

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is the nation’s No. 1 specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company operates retail stores and commercial Web sites under the names: Best Buy (BestBuy.com), Magnolia Hi-Fi, Media Play (MediaPlay.com), On Cue (OnCue.com), Sam Goody (SamGoody.com) and Suncoast (Suncoast.com). The Company reaches consumers through more than 1,800 retail stores nationwide, in Puerto Rico and the U.S. Virgin Islands.

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